As filed with the Securities and Exchange Commission on June 27, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	04-3072771
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Cabot Oil & Gas Corporation Mineral, Royalty and Overriding Royalty Interest Plan

(Full title of the plan)

Lisa A. Machesney

Cabot Oil & Gas Corporation

1200 Enclave Parkway

Houston, Texas 77077

(Name and address of agent for service)

(281) 589-4600

(Telephone number, including area code, of agent for service)

Copy to:

J. David Kirkland, Jr.

Tull R. Florey

Baker Botts L.L.P.

910 Louisiana

Houston, Texas 77002

(713) 229-1234

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Mineral, royalty and overriding royalty interests acquired by the Registrant from time to time	$10,000,000	$1,070

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Cabot Oil & Gas Corporation (the “Registrant” or the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Company (File No. 1-10447) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated in this Registration Statement by reference:

(1)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed March 6, 2006;

(2)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed May 8, 2006; and

(3)	the Company’s Current Reports on Form 8-K filed March 1, 2006, May 8, 2006 and June 5, 2006.

All documents filed with the Commission by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein, in an amendment hereto or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Company may acquire mineral, royalty and overriding royalty interests (the “Company Interests”) in oil and natural gas properties from time to time. The Company’s mineral interest would cover the right to enter land to explore for, drill and produce the minerals in place, together with the right to lease the land and retain the benefits of any such lease, including bonuses, royalties and delay rentals. The Company’s royalty interest would include the right to share in oil and natural gas if, as and when produced, free of the costs of exploration and production. The Company’s overriding royalty interest would include the right to share in oil and natural gas if, as and when produced, free of the costs of exploration and production, which is in addition to lessor’s royalty and is typically created out of the working interest.

Pursuant to the Company’s Mineral, Royalty and Overriding Royalty Interest Plan (the “Plan”), certain employees of the Company (each a “Participant”) whose participation in the Plan has been approved by the

Compensation Committee of the Company’s Board of Directors (the “Committee”) may be offered the opportunity to purchase a portion of the Company Interests (the portion subject to the Plan, the “Interests”) from the Company for cash at a price determined using the same cost basis as the Company acquired such Interests.

A description of the Interests in particular oil and natural gas properties to be offered under the Plan will be described in the documents sent or given to Participants as set forth in Part I above.

Executive Rights; Company Determinations with Respect to Interests

In connection with any mineral interests offered under the Plan, the Company will retain all executive rights related to such mineral interests, including the right to take all actions and to make all judgments with respect to the leasing of such mineral interests to the Company, any of its affiliates or any unaffiliated third parties, and the right to receive all bonus, rental and shut-in royalty payments under any such leases. After receipt of any bonus, rental and shut-in royalty payments, the Company will allocate and pay Participants their pro rata share of such bonus, rental and shut-in royalty payment.

The Company will make any determinations with respect to the acquisition of oil and natural gas properties, and may conduct and carry on, or may contract for, the exploration, development, maintenance and operation of any such properties, in any manner it so desires, without regard to the participation by Participants in the Plan and without any liability to Participants. In addition, the Company may transfer and dispose of, and may take or omit to take any other action with respect to, all or any of its Company Interests from time to time in any such manner. For the avoidance of doubt, (a) the Company will have no obligation to conduct any drilling operations or take any other action upon or with respect to any property subject to an Interest under the Plan or to continue to operate any well or to operate or maintain in force or attempt to maintain in force any lease thereon, including by payment of delay rentals, shut-in royalties, compensatory royalties or other payments or by the drilling of any wells upon any such lease, or in any other manner, and the extent and duration of all operations, as well as the preservation of any such lease by delay rental payments or otherwise, will be at the sole discretion of the Company, and (b) the Company will have the right at any time to surrender, abandon or otherwise terminate any such lease in whole or in part without any liability to Participants.

The Company will make all determinations with respect to the acquisition, exploration, development, maintenance and operation of any property subject to an Interest under the Plan using the same criteria (or criteria less favorable to the property subject to an Interest) as it would use were such property not subject to such an Interest (that is, the Company will not favor properties subject to Interests under the Plan over properties not subject to such Interests when allocating Company resources in the acquisition, exploration, development, maintenance and operation of its properties).

Transfers by Participants

A Participant may not transfer or dispose of any Interest held by him or her unless such Participant has complied with the provisions of the Plan and any assignment, conveyance or other instrument or document executed by such Participant in connection with his purchase of such Interest.

Except as provided below, a Participant may only transfer or dispose of any Interest (1) with the prior written consent of the Company, which it may withhold in its sole discretion, and (2) after allowing the Company a preferential purchase right on the following terms. If at any time any Participant desires to transfer or dispose of any Interest held by him, such Participant must first give to the Company written notice thereof stating: (a) the amount of the Interest offered by such Participant; (b) the form of consideration (which will be either cash or a promissory note containing reasonable and customary terms) at which such Interest is offered (the “Offered Price”); (c) the name and address of the proposed transferee from which the Participant has a bona fide offer to purchase the Interest; (d) the proposed time of closing and payment for the Interest; and (e) any other relevant material terms of the proposed sale. Upon receipt of such notice, the Company will have a right to purchase all or any portion of the offered Interest within 30 days of receipt of such notice at a purchase price equal to the Offered Price or such other price as may be agreed upon by the Company and the Participant.

The restrictions contained in the preceding paragraph will not apply to a Participant’s transfer of 100% of his or her Interest to (1) any member of the immediate family of such Participant or (2) any trust or other estate planning entity whose principal beneficiary or beneficiaries are such Participant and/or one or more members of the immediate family of such Participant; provided that, prior to such transfer, the transferee agrees to be bound in writing by the restrictions on transfer contained herein and in any assignment, conveyance or other instrument or document executed by such Participant in connection with his purchase of the Interest to be transferred, and that any transfer of interests in any such trust or estate planning entity holding an Interest shall be subject to the same restrictions on transfer as the Interest so held.

The conveyance of the Interests to Participants will be without warranty of title, express or implied. Participants will only be conveyed a portion of what the Company acquired when it acquired the applicable Company Interest.

The description above is a summary only and is qualified in its entirety by reference to the Plan and the forms of conveyance of mineral and/or royalty interest and conveyance of overriding royalty interest, which are filed as exhibits to this registration statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director or officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Article XXXVIII of the Company’s By-laws provides for indemnification of the directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. Article XXXVIII of the By-laws provides that expenses incurred by a director or officer in defending a suit or other similar proceeding shall be paid by the Company upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by the Company.

Additionally, the Company’s Certificate of Incorporation (the “Charter”) contains a provision that limits the liability of the Company’s directors to the fullest extent permitted by the Delaware General Corporation Law. The provision eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of the director’s fiduciary duty of care as a director. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law, or in respect of any transaction from which a director receives an improper personal benefit.

In addition to its Charter and By-law provisions, the Company has taken such other steps as are reasonably necessary to effect its indemnification policy. The Company has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned By-law provision or otherwise and (b) to insure the officers and directors of the Company and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance. The Company has also entered into indemnification agreements with individual officers and directors. These agreements generally provide such officers and directors with a contractual right to indemnification to the full extent provided by applicable law and the By-laws of the Company as in effect at the respective dates of such agreements.

Agreements which may be entered into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company’s officers and directors.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Document
4.1	Cabot Oil & Gas Corporation Mineral, Royalty and Overriding Royalty Interest Plan.

4.2	Form of Conveyance of Mineral and/or Royalty Interest.

4.3	Form of Conveyance of Overriding Royalty Interest.

5.1	Opinion of Lisa A. Machesney.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Miller and Lents, Ltd.

23.3	Consent of Lisa A. Machesney (contained in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 27, 2006.

CABOT OIL & GAS CORPORATION

By	/s/ Dan O. Dinges
Dan O. Dinges
Chairman, President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Scott C. Schroeder and Lisa A. Machesney, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 27, 2006.

Signature	Title
/s/ Dan O. Dinges Dan O. Dinges	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Scott C. Schroeder Scott C. Schroeder	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Henry C. Smyth Henry C. Smyth	Vice President, Controller and Treasurer (Principal Accounting Officer)

/s/ John G.L. Cabot John G. L. Cabot	Director

/s/ David M. Carmichael David M. Carmichael	Director

James G. Floyd	Director

/s/ Robert L. Keiser Robert L. Keiser	Director

/s/ Robert Kelley Robert Kelley	Director

/s/ P. Dexter Peacock P. Dexter Peacock	Director

/s/ William P. Vititoe William P. Vititoe	Director

INDEX TO EXHIBITS

Exhibit Number	Document
4.1	Cabot Oil & Gas Corporation Mineral, Royalty and Overriding Royalty Interest Plan.

4.2	Form of Conveyance of Mineral and/or Royalty Interest.

4.3	Form of Conveyance of Overriding Royalty Interest.

5.1	Opinion of Lisa A. Machesney.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Miller and Lents, Ltd.

23.3	Consent of Lisa A. Machesney (contained in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).